Exhibit 4.4

FOURTH SUPPLEMENTAL INDENTURE, dated as of April 4, 2024 (this “Fourth Supplemental Indenture”), between SIRIUSPOINT LTD., a Bermuda exempted company (the “Company”), as issuer and successor to the Former Issuer (as defined below), and THE BANK OF NEW YORK MELLON, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, Sirius International Group, Ltd., as issuer (the “Former Issuer”) and the Trustee have heretofore executed and delivered the Senior Indenture (the “Senior Indenture”) and the First Supplemental Indenture (the “First Supplemental Indenture”), each dated as of November 1, 2016, providing for the issuance of the Company’s 4.600% Senior Notes due 2026 (the “Notes”);

WHEREAS, the Former Issuer and the Trustee have heretofore executed and delivered the Second Supplemental Indenture, dated as of October 28, 2019 (the “Second Supplemental Indenture”), amending and supplementing the Senior Indenture and the First Supplemental Indenture;

WHEREAS, the Former Issuer, the Company and the Trustee have heretofore executed and delivered the Third Supplemental Indenture, dated as of May 27, 2021 (the “Third Supplemental Indenture” and, together with the Senior Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), providing for the Company’s express assumption of all of the Former Issuer’s obligations under the Indenture;

WHEREAS, except as otherwise expressly provided therein, Section 10.2 of the Indenture permits the Company and the Trustee, together, with the consent of the holders (the “Holders”) of a majority in aggregate principal amount of the outstanding Notes (the “Requisite Consents”), to enter into a supplemental indenture for the purposes of adding any provisions or definitions to, changing in any matter or eliminating any of the provisions or definitions of the Indenture, or modifying in any manner the rights of the Holders under the Indenture;

WHEREAS, pursuant to the Offer to Purchase and Consent Solicitation Statement, dated as of March 21, 2024 (the “Offer to Purchase”), the Company has solicited consents from the Holders of the Notes to reduce the minimum required notice period for the redemption of the Notes from 30 days to three business days, as set forth herein (the “Amendment”);

WHEREAS, the Requisite Consents to the Amendments, as certified by D.F. King & Co., Inc., have been obtained on or around the date hereof; and

WHEREAS, all things necessary to make this Fourth Supplemental Indenture a valid agreement and supplement to the Indenture have been done;

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

RELATION TO INDENTURE; DEFINITIONS

SECTION 1.01. Relation to Indenture.

With respect to the Notes, this Fourth Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.02. Definitions.

For all purposes of this Fourth Supplemental Indenture, capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Indenture.

SECTION 1.03. General References.

All references in this Fourth Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Fourth Supplemental Indenture; and the term “herein”, “hereof”, “hereunder” and any other word of similar import refers to this Fourth Supplemental Indenture.

ARTICLE 2

AMENDMENT

SECTION 2.01. Amendment to the Indenture.

(a) The first paragraph appearing under Section 14.2 (Notice of Redemption; Selection of Securities) of the Indenture is hereby deleted in its entirety and replaced with the following:

“In case the Company shall desire to exercise the right to redeem all or, as the case may be, any part of the Securities of any series in accordance with their terms, it shall fix a Redemption Date and shall provide notice of such redemption at least three Business Days but no more than 60 days prior (inclusive of the date the notice is sent) to such Redemption Date to the Trustee (unless a shorter notice shall be satisfactory to the Trustee), and at least three Business Days prior (inclusive of the date the notice is sent) to such Redemption Date to the Holders of Securities of such series so to be redeemed as a whole or in part in the manner provided in Section 13.4, unless a different period is specified in the Securities to be redeemed.  At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least three Business Days prior (inclusive of the date the notice is sent) to the Redemption Date (unless a shorter period shall be satisfactory to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice together with the notice to be given setting forth the information to be stated therein as provided in this Section.  The notice provided in the manner herein specified shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice.  In any case, failure to give such notice or any defect in the notice to the Holder of any Security of a series designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Security of such series.”

SECTION 2.02. Other Amendments.

Any provision contained in the Notes or the Indenture that relates to any provision of the Indenture amended by this Article 2 shall likewise be amended so that any such provision contained therein will conform to and be consistent with any provision of the Indenture as amended hereby.

Any definitions used exclusively in the provisions of the Indenture that are deleted pursuant to this Article 2, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Notes and the Indenture, and all references in the Indenture to any sections or clauses deleted pursuant to this Article 2 hereof, any and all obligations thereunder and any Event of Default related solely to such sections and clauses, are hereby deleted throughout the Notes and the Indenture.

ARTICLE 3

MISCELLANEOUS

SECTION 3.01. Certain Trustee Matters.

The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of the Indenture, this Fourth Supplemental Indenture or the Notes or the proper authorization or the due execution hereof or thereof by the Company.  Except as expressly set forth herein, nothing in this Fourth Supplemental Indenture shall alter the duties, rights or obligations of the Trustee set forth in the Indenture.  In entering into this Fourth Supplemental Indenture, the Trustee is relying on the certification by D.F. King & Co., Inc. that the Requisite Consents have been obtained.

SECTION 3.02. Continued Effect.

Except as expressly supplemented and amended by this Fourth Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture is in all respects hereby ratified and confirmed.  This Fourth Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 3.03. Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.  THE PARTIES HERETO AGREE TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR STATE COURT LOCATED IN NEW YORK COUNTY IN ANY ACTION OR PROCEEDING ARISING OUT OF  OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

SECTION 3.04. Counterparts; Effective Date; Operative Date.

The parties may sign any number of copies of this Fourth Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  This Fourth Supplemental Indenture shall become effective upon execution and delivery by the parties hereto.  The provisions in Article 2 hereof shall become operative only upon the payment of the applicable consideration in accordance with the terms of the Offer to Purchase.

SECTION 3.05. Effect of Headings.

The Section and Article headings herein are for convenience or reference only and are not intended to be considered a part hereof and shall not affect the construction hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the date first above written.

SIRIUSPOINT LTD.
as Company

By:	/s/ Scott Egan
	Name:	Scott Egan
	Title:	Chief Executive Officer

By:	/s/ Stephen Yendall
	Name:	Stephen Yendall
	Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON
as Trustee

By:	/s/ Stacey B. Poindexter
	Name:	Stacey B. Poindexter
	Title:	Vice President

[Signature Page to Fourth Supplemental Indenture]